December 12, 2018
Limelight Networks Updates Guidance for 2018 and Issues Initial Guidance for 2019

Limelight Networks, Inc. (Nasdaq:LLNW) (Limelight), a leading provider of edge cloud services, today updated its financial expectations for the full year 2018 and also issued guidance 2019.
Based on current conditions, Limelight expects the following financial results for 2018:

•	Revenue between $195 and $196 million

•	GAAP earnings of between $0.08 and $0.09

•	Includes a one-time $0.12 gain for settlement and patent license income

•	Non-GAAP earnings per share between $0.10 and $0.11 per share

•	Adjusted EBITDA between $30 and $32 million

•	Capital Expenditures between $15-17 million
Limelight also expects the following financial results for 2019:

•	Revenue between $220 and $225 million

•	GAAP earnings of between $0.02 and $0.07

•	Non-GAAP earnings per share between $0.15 and $0.20 per share

•	Adjusted EBITDA between than $35 and 40 million

•	Capital Expenditures between $20 and 24 million
“Earlier this year, we made the decision to move forward with a video-centric strategy, which led to foregoing certain sources of revenue to focus on more robust, faster-growing opportunities better aligned with our long-term goals.  We also underwent periodic repricing of certain major accounts, from which we expect disproportionately positive revenue growth in 2019.  Thus, we are revising our expectations for 2018,” said Bob Lento, Limelight’s Chief Executive Officer. “At the same time, we are increasingly confident regarding our outlook, as demonstrated by our positive 2019 guidance.
“Traffic volumes continue to grow in our core business — we’ve seen significant strengthening in late 4Q that we expect to carry into early 2019.  We’re engaged with several large US broadcasters, and expect to generate substantial revenues from this group in 2019. Strategically, the low-latency video streaming business is seeing such high demand that we have committed to double our capacity for this product.  We believe the Ericsson initiative will contribute meaningfully towards our 2019 revenue and margin goals in the second half of 2019. We will also shortly publish an executive leadership announcement for our edge initiative, which we believe will further fuel our growth.  We are investing in our business because we are emboldened by the opportunity. All of these factors together form the foundation for 2019 guidance of revenue growth in low teens, improving earnings before one-time items, cash generation, and only a moderate increases in capital expenditures,” Lento added.

Forward-Looking Statements
This press release contains forward-looking statements that involve risks and uncertainties. These statements include, among others, statements regarding our strategic focus; our expectations regarding revenues for the full year 2018 and 2019; gross margin, non-GAAP net income (loss) and capital expenditures for the full year 2018 and 2019; traffic volumes, our future prospects; and our position in our industry. Our expectations and beliefs regarding these matters may not materialize. The potential risks and uncertainties that could cause actual results or outcomes to differ materially from the results or outcomes predicted include, among other things, reduction of demand for our services from new or existing customers, unforeseen changes in our hiring patterns, adverse outcomes in litigation, and experiencing expenses that exceed our expectations. A detailed discussion of these factors and other risks that affect our business is contained in our SEC filings, including our most recent reports on Forms 10-K and 10-Q, particularly under the heading “Risk Factors.” Copies of these filings are available online on our investor relations website at investors.limelightnetworks.com and on the SEC website at www.SEC.gov. All information provided in this release is as of December 13, 2017, and we undertake no duty to update this information in light of new information or future events, unless required by law.

About Limelight
Limelight Networks, Inc. (NASDAQ: LLNW), a leading provider of digital content delivery, video, cloud security, and edge computing services, empowers customers to provide exceptional digital experiences. Limelight’s edge services platform includes a unique combination of global private infrastructure, intelligent software, and expert support services that enable current and future workflows. For more information, visit www.limelight.com, follow us on Twitter, Facebook, and LinkedIn.
Copyright (C) 2018 Limelight Networks, Inc. All rights reserved. All product or service names are the property of their respective owners.
Source: Limelight Networks
Language:
English
Contact:
Limelight Networks, Inc.
Sajid Malhotra, 602-850-5778
ir@llnw.com
Ticker Slug:
Ticker: LLNW
Exchange: NASDAQ